                                                                    EXHIBIT 3.5

                               SECRETARY OF STATE
                                STATE OF MONTANA

                          CERTIFICATE OF INCORPORATION

     I, JIM WALTERMIRE, Secretary of State of the State of Montana, do hereby certify that the Articles of Incorporation for the incorporation of GREAT NORTHERN EQUIPMENT, INC., a Montana profit corporation, duly executed pursuant to the provisions of Section 35-1-203, Montana Code Annotated, have been received in my office and conform to law.

     NOW, THEREFORE, I, JIM WALTERMIRE, as such Secretary of State, by virtue of the authority vested in me by law, hereby issue this Certificate of Incorporation to GREAT NORTHERN EQUIPMENT, INC., a Montana profit corporation, and attach hereto a copy of the Articles of Incorporation.


                                             IN WITNESS WHEREOF, I have hereunto
                                        set my hand and affixed the Great Seal
                                        of the State of Montana, at Helena, the
                                        Capital, this July 10, A.D. 1987.

                                             /s/ Jim Waltermire
(GREAT SEAL)                                 JIM WALTERMIRE
                                             Secretary of State

                                                                         [SEAL]

                            ARTICLES OF INCORPORATION

                                       OF

                         GREAT NORTHERN EQUIPMENT, INC.

          WE, the undersigned natural persons, being of sound mind and over the age of eighteen (18) years, acting as incorporators of a corporation under the Montana Business Corporation Act, hereby adopt the following Articles of Incorporation for said corporation:

                                     FIRST

          The name of the corporation is:

                         GREAT NORTHERN EQUIPMENT, INC.

                                     SECOND

          The period of its duration is perpetual.

                                      THIRD

          The purposes for which this corporation is organized are as follows:

          a) To own, hold, rent, control, lease, operate, conduct and engage in the equipment rental, lease, sales, and service business.

          b) To purchase or otherwise acquire, hold, own, mortgage, pledge, sign, transfer, manage, rent or lease personal property and equipment, and to deal with the same with all the rights, powers and privileges of ownership as may or shall be necessary in the furtherance of the business operation of this corporation as determined by the Board of Directors hereof.

          c) The erection and maintenance of buildings, and the accumulation and loan of funds for the erection and maintenance of buildings and for the purchase of real estate related to said business.

          d)  The authorized corporation purposes
              shall include any lawful business purposes which a corporation organized under the Montana Business Corporation Act may be permitted to undertake whether in this state or any other state in which the corporation is authorized to transact business.

          e)  The corporation shall have all general
              powers possessed by a corporation under the Montana Business Corporation Act.

                                     FOURTH

          The aggregate number of shares which the corporation shall have the authority to issue shall be FIFTY THOUSAND (50,000) shares with NO PAR value. There shall be only one class of stock, which shall be dominated as common stock. That the said stock shall be nonassessable.

                                      FIFTH

          No shares of stock of this corporation, whether they are original issues, additionally authorized but unissued, treasury shares, or otherwise, may be sold, transferred, pledged, assigned, used for collateral or disposed of in any other manner without the consent of all other shareholders of record.

          The shares of stock issued shall have the following language printed clearly on each stock certificate:

          Transferability of the shares represented by this certificate is restricted by the Articles of Incorporation. The corporation will furnish to any shareholder of record upon request and without charge a full statement of the restriction.

          When any stock is to be sold, the selling price per share shall be determined by the Board of Directors.

                                      SIXTH

          The initial Bylaws shall be adopted by the Board of Directors. The power to alter, amend or repeal the Bylaws or to adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with the Act or these Articles of Incorporation.

          Any contract or other transaction between the corporation and one or more of its directors, or between the corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of the director or directors at the meeting of the Board of Directors of the corporation that acts upon, or in reference to, the contract or transaction, and notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification. This section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable to it.

                                     SEVENTH

          The address of the registered office of the corporation is:

                                100 Steffes Road
                             Billings, Montana 59101

          And the name of its registered agent at such address is:

                                 JERRY WILLIAMS.

                                     EIGHTH

          The number of directors constituting the original Board of Directors of the corporation is three (3) and the names and addresses of those who are to serve as such directors until the first annual meeting of shareholders or until their successors are elected and shall qualify, are:

          NAME                                  ADDRESS

          JOHN D. WILLIAMS                      614 West Virginia
                                                Lewistown, Montana  59457

          ROBERT G. WILLIAMS                    1029 Wiloma Drive
                                                Billings, Montana  59105

          GERALD R. WILLIAMS                    4050 Pine Cove
                                                Billings, Montana  59107